SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to section 240.14a-12

Brooks Automation, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

BROOKS AUTOMATION, INC.
TO BE HELD ON FEBRUARY 17, 2005

       The 2005 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on February 17, 2005 at 10:00 a.m., local time, at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected.

2.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

      The Board of Directors has fixed January 3, 2005 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to authorize your proxy by following one of these steps as promptly as possible:

(A)	Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose); or

(B)	Vote via the internet (see the instructions on the enclosed Proxy Card); or

(C)	Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card).

      The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via the internet or telephone are set forth on the enclosed Proxy Card.

      Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card or voted via the internet or telephone.

By Order of the Board of Directors

THOMAS S. GRILK,
Senior Vice President, General Counsel and Secretary

Chelmsford, Massachusetts
January 10, 2005

YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY (BY EXECUTING A PROXY OR BY MAKING AN AUTHORIZED INTERNET OR TELEPHONE COMMUNICATION) AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 17, 2005

       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (“Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at its principal executive offices at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 on February 17, 2005, at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

      It is expected that this proxy statement and the accompanying proxy will first be mailed to stockholders on or about January 10, 2005. The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 as filed with the SEC is included within the Annual Report to Stockholders being mailed to the Company’s stockholders of record with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on January 3, 2005 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 44,975,300 shares of Common Stock, $.01 par value (the “Common Stock”), of Brooks. Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Solicitation

      The enclosed proxy relating to the Annual Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.

Voting Procedures

      The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting. The seven nominees for directors who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of Brooks.

      Abstentions will have no effect on the outcome of the vote for the election of directors. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy or do not comply with the internet or telephone voting instructions will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted in the election of directors. Shares of Common Stock held of record by brokers who return a signed and dated proxy or comply with the internet or telephone voting instructions but who fail to vote (known as a “broker nonvote”) on the election of directors will count towards the quorum but will have no effect on the election of directors.

Voting of Proxies

      General. The enclosed proxy, if executed and returned or if authorized pursuant to the internet or telephone voting procedure, will be voted as directed on the proxy.

      Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for the election of the nominees as directors. If any other matters shall properly come before the Annual Meeting, the authorized proxy will be voted by the proxies in accordance with their best judgment.

      Voting Shares Held Through Broker By Proxy. If your shares of Brooks Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker generally cannot vote your shares without specific instructions from you.

      Voting Of Shares Held Through Broker In Person. If your shares of Brooks Common Stock are held by your broker in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of Brooks, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

      Other Matters. If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in Brooks’ certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Brooks’ management does not presently know of any other matters to be brought before the Annual Meeting.

Revocation of Proxies

      Signing the enclosed proxy card will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

•	by filing with the Company’s corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	by authorizing a later dated proxy (by executing a proxy, or by making an authorized internet or telephone communication) relating to the same shares and delivering it to the Company before the vote at the Annual Meeting; or

•	by attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

      Record holders should send any written notice of revocation or subsequent proxy to the Company’s corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to the Company’s corporate secretary before the vote at the Annual Meeting.

Security Ownership Of Certain Beneficial Owners and Management

      The following table sets forth certain information as of October 25, 2004 with respect to the beneficial ownership of the Common Stock by each nominee for director, each executive officer named in the Summary Compensation Table under “Compensation and Other Information Concerning Directors and Officers — Summary of Compensation of Executive Officers” below (the “Named Executive Officers”), all executive officers and directors as a group, and each person known by Brooks to be the beneficial owner of 5% or more of its Common Stock. Except as indicated below, this information is based upon information received from or on behalf of the named individuals.

	Shares of
	Common
	Stock Beneficially
Name	Owned(1)(2)	Percentage of Class

Robert J. Therrien (3)	1,487,058	3.3
Edward C. Grady (4)	173,042	*
Joseph Bellini (5)	24,310
Jeffrey A. Cassis (6)	137,902	*
Peter Frasso (7)	53,849	*
Robert W. Woodbury, Jr. (8)	46,499	*
Roger D. Emerick (9)	73,625	*
Amin J. Khoury (10)	49,625	*
Joseph R. Martin (11)	21,625	*
A. Clinton Allen (12)	5,625	*
John K. McGillicuddy (13)	5,625	*
Mazama Capital Management One Southwest Columbia, Suite 1500 Portland, Oregon 97258 (14)	4,681,499	10.5
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, MA 02109 (15)	2,525,441	5.6
All directors and executive officers as a group (13 persons) (16)	2,109,827	4.6

*	Less than one percent.

(1)	To the Company’s knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Company’s Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after October 25, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 489,394 shares issuable pursuant to stock options.

(4)	Includes 120,525 shares issuable pursuant to stock options, and 50,000 shares of restricted stock which are subject to forfeiture.

(5)	Includes 23,063 shares issuable pursuant to stock options.

(6)	Includes 137,273 shares issuable pursuant to stock options.

(7)	Includes 51,875 shares issuable pursuant to stock options.

(8)	Includes 45,938 shares issuable pursuant to stock options.

(9)	Includes 64,625 shares issuable pursuant to stock options.

(10)	Consists of shares issuable pursuant to stock options.

(11)	Consists of shares issuable pursuant to stock options.

(12)	Consists of shares issuable pursuant to stock options.

(13)	Consists of shares issuable pursuant to stock options.

(14)	According to a Schedule 13G/A filed by Mazama Capital Management, Inc. with the Securities and Exchange Commission on July 9, 2004, Mazama Capital Management, Inc. has sole voting power over 2,387,750 shares and sole dispositive power over 4,681,499 shares.

(15)	According to a Schedule 13G/A filed by Putnam Investments with the Securities and Exchange Commission on February 13, 2004, Putnam Investment has sole voting power over 410,060 shares and sole dispositive power over 2,525,441 shares.

(16)	Includes 1,015,193 shares issuable pursuant to stock options held by the directors and Named Executive Officers listed above and 27,500 shares issuable pursuant to stock options held by other executive officers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the Annual Meeting, seven directors are to be elected to serve until the 2006 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Nominating and Governance Committee of the Board of Directors has nominated the persons listed below for election as directors.

Information on Nominees

      All seven nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. None of the nominees has been nominated pursuant to any arrangement or understanding with any person, except that a provision of Mr. Grady’s employment agreement provides that he would be appointed a director. See “Compensation and Other Information Concerning Directors and Officers — Contractual Arrangements with Executive Officers.”

      The following table sets forth certain information with respect to the nominees. When used below, positions held with the Company include positions held with the Company’s predecessors and subsidiaries.

			Director
Name	Age	Position	Since

Robert J. Therrien	70	Director and Chairman	1989
Roger D. Emerick (2)(3)	65	Director	1993
Amin J. Khoury (1)(2)(5)	65	Director	1994
Joseph R. Martin (1)(3)	57	Director	2001
Edward C. Grady	57	Director, President and Chief Executive Officer	2003
A. Clinton Allen (2)(3)(4)	61	Director	2003
John K. McGillicuddy (1)(3)(4)	61	Director	2003

(1)	Member of the Company’s Audit Committee.

(2)	Member of the Company’s Compensation Committee.

(3)	Member of the Company’s Nominating and Governance Committee.

(4)	The committee memberships noted above for each of Messrs. Allen and McGillicuddy were effective as of December 2003.

(5)	Mr. Khoury also serves as Lead Director. See “Corporate Governance — General.”

      Mr. Robert J. Therrien has been a director of the Company since its incorporation in 1989 when he initiated the acquisition of the Brooks Automation Division of Aeronca Electronics, Inc., and Chairman of the board since February 2004. He also served as President of the Company from 1989 until February 2003, and as Chief Executive Officer from the Company’s inception in 1989 to September 30, 2004. From 1983 to 1989, Mr. Therrien served as a consultant to the Company and other firms in the semiconductor industry. Mr. Therrien co-founded and served as Chairman and President of Accutest Corporation, a semiconductor automatic test equipment company, from 1972 until its sale to Schlumberger Industries in 1983. Mr. Therrien is currently a director of Accent Optical Technologies, Inc., a supplier of optoelectronics and silicon process control systems. Mr. Therrien also currently serves on the National Board of Directors for the American Electronics Association.

      Mr. Roger D. Emerick has been a director of the Company since October 1993. Mr. Emerick served as a director of Lam Research Corporation (“Lam”), a semiconductor equipment supplier, from 1982 until January 2001. He served as Chairman of the Board of Directors of Lam from 1984 to 1997, Chief Executive Officer from 1982 to August 1997, and as President from 1982 to 1989.

      Mr. Amin J. Khoury has been a director of the Company since July 1994. During 2004, Mr. Khoury was elected by the Brooks Board of Directors to serve as Lead Director. See “Corporate Governance — General.” Since 1987 Mr. Khoury has been Chairman of the Board of Directors of B/E Aerospace, Inc., a company which he founded in 1987. B/E Aerospace is the world’s leading developer, manufacturer and marketer of aircraft cabin interior products, serving essentially all of the world’s major airlines and aircraft OEMs through a global direct sales and service organization. Since 1986 Mr. Khoury has been a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants. Since 1986 Mr. Khoury has also been Chairman of the Board of Applied Extrusion Technologies, Inc., a leading North American producer of oriented polypropylene films for consumer products, labeling and packaging. On December 1, 2004, Applied Extrusion Technologies filed a voluntary, prepackaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code pursuant to a previously announced plan of recapitalization.

      Mr. Joseph R. Martin has been a director of the Company since June 2001. In addition to serving as a director of the Company, since 2003 Mr. Martin became the Vice Chairman of the Board of Directors, and Senior Executive Vice President of Fairchild Semiconductor Corporation, a global supplier of power semiconductors. In 1997, Mr. Martin was one of the two executives that led the spinout of Fairchild Semiconductor from National Semiconductor Corp, and served as Fairchild’s Executive Vice President and Chief Financial Officer from 1997 to 2003. Prior to the Fairchild spinout, Mr. Martin was the Vice President of Finance, Worldwide Operations, for National Semiconductor, from 1989 to 1997, with responsibilities for all operating divisions, manufacturing sites, and corporate financial planning. Previously, Mr. Martin was Senior Vice President and Chief Financial Officer and co-founder of VTC Incorporated from 1984 to 1989. Mr. Martin was also with Fairchild Semiconductor from 1979 to 1984, where he held numerous financial positions. Mr. Martin was a member of the board of directors of ChipPAC, Incorporated, a contract semiconductor assembly and test company, from 1999 to 2001, and has been a board member of SynQor, Incorporated, a manufacturer of power solutions, since 2002.

      Mr. Edward C. Grady has been President and Chief Operating Officer of the Company since February 2003, Chief Executive Officer since October 1, 2004 and a director since September 2003. Since his appointment as Chief Executive Officer Mr. Grady no longer maintains the title of Chief Operating Officer. From October 2001 until February 2003, Mr. Grady served as a consultant to Brooks. From September 2000 until January 2003 Mr. Grady was a principal in the firm of Propel Partners LLC, an investment firm headquartered in Palo Alto, California. From May 1999 until July 2000 Mr. Grady served as Executive Vice President of the Wafer Inspection Group of KLA-Tencor Corp. From 1995 until 1999, Mr. Grady served in various other capacities at KLA-Tencor, including Executive Vice President of Precision Measurement and Vice President and General Manager of the RAPID Division. From November 1987 until December 1994, Mr. Grady served as President and Chief Executive Officer of Hoya MicroMask. During his 30 years in the semiconductor industry, Mr. Grady has held positions with responsibility for engineering, sales, product marketing, strategic marketing and management of profit and loss operations. In addition, Mr. Grady is a member of the SEMI North American Advisory Board and since 1999 has been a member of the board of New Wave Research, a privately held firm that develops and manufactures laser-based systems and modules for the microelectronics and analytical instrumentation industries.

      Mr. A. Clinton Allen has been a director of the Company since October 2003. In addition to serving as a director of the Company, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, maker of Swiss army knives, until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is currently a non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, as a director of LKQ Corporation, a supplier of recycled OEM automotive parts, as a director of Integrated Alarm Services-Group, Inc., a provider of wholesale alarm monitoring services, and as a director of Source Interlink Companies, Inc, a leading provider of magazine sales information and services to the publishing and retailing industries in North America.

      Mr. John K. McGillicuddy has been a director of the Company since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. During his tenure with KPMG, he served as an audit partner, SEC reviewing partner and in various management positions. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products. He is a former chairman of the Better Business Bureau of Massachusetts.

Vote Required and Board of Directors Recommendation

      Directors are elected by a plurality of votes cast. The Company’s Board of Directors recommends that the stockholders vote FOR the election of the named nominees.

CORPORATE GOVERNANCE

General

      Congress enacted the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) in July 2002. Since that time the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. have adopted a number of new rules to implement that law which affect many aspects of the corporate governance of publicly traded companies. The Company is in compliance with those rules, including rules on the composition and powers of the full Board of Directors and of the three standing committees described below.

      The Board of Directors of the Company believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. In response to the changing regulatory requirements following the enactment of the Sarbanes-Oxley legislation, the Board has reviewed our corporate governance policies and practices and taken various steps to comply with these rules. In particular, we have:

•	Revised the charter of our Audit Committee to reflect the requirements of Sarbanes-Oxley and the Nasdaq Stock Market;

•	Revised the charter of our Compensation Committee to reflect the requirements of the Nasdaq Stock Market;

•	Redesignated our Nominating Committee as the Nominating and Governance Committee and revised its charter to reflect its governance role and the requirements of the Nasdaq Stock Market;

•	Reviewed the independence standards of the SEC and Nasdaq Stock Market applicable to directors;

•	Added two new independent directors to the board of directors;

•	Assessed each of the seven nominees for director against the new SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Emerick, Khoury, Martin, Allen and McGillicuddy, being five of the seven directors, meet both the general definition of an independent director and the stricter definition required for members of an audit committee;

•	Adopted Standards of Conduct relating to ethical behavior applicable to all officers, directors, employees and agents of the Company which included “whistle-blower” procedures for the anonymous reporting of financial and other problems;

•	Adopted a separate Code of Ethics specifically applicable to senior financial officers related to financial matters;

•	Made the Board’s Governance Policies, the charters of the three standing committees, the overall Standards of Conduct and the Code of Ethics for senior financial officers publicly available on our website at www.brooks.com;

•	Conducted a self-assessment of the effectiveness of the governance practices of the Board and the Committees of the Board. The self-assessment was conducted through the use of a written survey completed by all Board members and a subsequent meeting of all members of the Board organized to evaluate the results of the survey as circulated to the members of the Board prior to the meeting;

•	Adopted a stockholder communication policy as described in the following section of this Proxy Statement;

•	Established procedures for the nomination of Directors by stockholders and for the submission of other proposals by stockholders for adoption at an Annual Meeting, as described in the Other Matters section of this Proxy Statement; and

•	Established the position of Lead Director. The Lead Director chairs meetings of the Company’s independent Directors and participates in the meetings of all Board Committees.

Board of Directors

      The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, to serve the best interests of the Company and its stockholders. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at Board and committee meetings. The Board on May 15, 2003 adopted certain Governance Policies, which policies were subsequently amended by the Board’s Nominating and Governance Committee on February 25, 2004 and are publicly available on our website at www.brooks.com.

      The Board of Directors held six meetings during the fiscal year ended September 30, 2004. The Board of Directors took no action by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2004. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he was a member held during the last fiscal year.

      The Board of Directors encourages stockholders to communicate with senior management of the Company and directly with members of the Board of Directors on matters of concern related to the business and affairs of the Company. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

•	By telephone: (978) 262-4400
•	By electronic mail: Directors@Brooks.com
•	By first class mail, overnight mail or courier:

Brooks Board of Directors
15 Elizabeth Drive
Chelmsford, MA 01824

      The Company as a matter of policy encourages the directors to attend meetings of stockholders. All of the nominees for election as director were directors at the time of the last stockholder meeting in April 2004, and each of them attended that meeting.

Committees of the Board

      The Board currently has the following three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

      Audit Committee. Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and performance of the Company’s registered public accounting firm and for assisting the Board of Directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for administering the Company’s Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

      The Board adopted amendments to the charter of the Audit Committee to conform to recently adopted SEC and Nasdaq rules. A copy of the current charter of the Audit Committee is attached as Appendix A to this proxy statement and is publicly available on our website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Khoury and Martin. The Board of Directors has reviewed the qualifications of each member of the committee and has determined that each of them meets that stricter definition of independence and that each of them qualifies as an “audit committee financial expert” as defined by SEC rules.

      The Audit Committee met on eleven occasions during the fiscal year ended September 30, 2004. It took no action by written consent.

      Compensation Committee. The Compensation Committee has overall responsibility for the executive compensation philosophy of the Company, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the executive leadership capabilities of the Company’s executives. It also has been delegated the authority to approve grants under and to supervise the administration of various of the Company’s equity compensation plans, and it is required to issue an annual report to stockholders in accordance with SEC rules.

      Under its charter as most recently amended in September 2003 and the requirements of the Nasdaq Stock Market, the Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the tax and securities laws and satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Compensation Committee is publicly available on our website at www.brooks.com. The Compensation Committee is currently comprised of Messrs. Emerick (Chair), Khoury and Allen, each of whom meets the definition of an independent director and the other requirements for membership.

      The Compensation Committee met on five occasions and acted once by written consent during the fiscal year ended September 30, 2004.

      Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

      Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors of the Company; (ii) serve as a focal point for communication between such candidates, the Board of Directors and the Company’s management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles applicable to the Company; (v) periodically review and evaluate the Company’s governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the committees of the Board; and (vii) make recommendations to the Board concerning Board meeting policies.

      Under its charter as most recently amended in February 2004, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee shall consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The Nominating and Governance Committee is currently comprised of Messrs. Martin (Chair), Emerick, Allen and McGillicuddy, each of whom meets the definition of an independent director.

      The Nominating and Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, officers, third party search firms or other appropriate sources. In evaluating candidates it will consider the criteria and qualifications set forth in the committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), diversity, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2006 annual meeting of stockholders, they must follow the procedures described in “Other Matters — Stockholder Proposals and Recommendations For Director.”

      The Nominating and Governance Committee met four times during the fiscal year ended September 30, 2004. It took no action by written consent.

Audit Committee Report

To The Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended September 30, 2004 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged the Company’s independent auditors for the year ended September 30, 2004, and the Committee determines annually who shall act as the Company’s independent auditors. The Audit Committee reviewed with the independent auditors the accounting policies and practices critical to the Company’s financial statements, the alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed and discussed the matters required to be discussed by SAS No. 61 with the independent auditors, and it reviewed the material written communications between management and the independent auditors.

The Company’s independent auditors provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

The Audit Committee assumed the responsibility for pre-approval of the performance of all audit and non-audit services by its independent auditors effective May 15, 2003. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by the Company’s independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2004, the Audit Committee, or the Chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provisions of such services to the Company would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.

Based on its review, the Audit Committee has recommended to the Board of Directors that Brooks’ audited consolidated financial statements for the fiscal year ended September 30, 2004 be included in the Company’s annual report on Form 10-K for the fiscal year ended that date. Further, the Audit Committee will determine whom to engage as the Company’s independent auditors for the fiscal year ending September 30, 2005.

      Respectfully Submitted.

Audit Committee:

John K. McGillicuddy, Chairman
Amin J. Khoury
Joseph R. Martin

Independent Auditor Fees and Other Matters

      The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the independent accountants to audit the Company’s consolidated financial statements for the fiscal year ended September 30, 2004. Such firm and its predecessor have served continuously in that capacity since 1989.

      A representative of PricewaterhouseCoopers LLP will be at the Annual Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

      Audit Fees. PricewaterhouseCoopers LLP billed Brooks an aggregate of $1,202,107 and $1,461,031 in fees and expenses for professional services rendered in connection with the audit of Brooks’ financial statements for the fiscal years ended September 30, 2004 and September 30, 2003, respectively, and the reviews of the financial statements included in each of Brooks’ Quarterly Reports on Form 10-Q during those years.

      Audit Related Fees. PricewaterhouseCoopers LLP billed the Company an aggregate of $75,207 and $77,500 in the fiscal years ended September 30, 2004 and September 30, 2003, respectively, for professional services rendered by it for assurance and related services reasonably related to the performance of an audit or review.

      Tax Related Fees. PricewaterhouseCoopers LLP billed the Company an additional $878,322 and $794,199 in the fiscal years ended September 30, 2004 and September 30, 2003, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2004, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance ($391,330); Expatriate Tax Services ($323,542); and Tax Consulting ($163,450).

      All Other Fees. PricewaterhouseCoopers LLP billed Brooks an aggregate of $2,314 and $12,276 in fees and expenses during the fiscal years ended September 30, 2004 and September 30, 2003, respectively, for all other services, all of which constituted permitted services.

      Commencing May 15, 2003, as described above, in each case in which approval was sought for the provision of non-audit services, the Audit Committee considered whether the independent auditors’ provision of such services to the Company was compatible with maintaining the auditors’ independence, and determined that it was compatible.

      All of the above services provided by PricewaterhouseCoopers were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. All of the work performed by PricewaterhouseCoopers was performed by full-time, permanent employees of the firm. The Audit Committee has determined that the services provided by PricewaterhouseCoopers as set forth herein are compatible with PricewaterhouseCoopers’ maintenance of its independence as the Company’s independent auditor.

Related Party Transactions

      Under existing SEC rules, certain transactions between executive officers, directors, nominees for director of the Company and related parties, commonly referred to as “related party transactions”, have been required to be disclosed to stockholders. Under the Nasdaq Stock Market rules, effective since January 15, 2004, the Company is required to conduct an appropriate review of any such transaction and the Audit Committee or the independent directors must approve the transaction.

      On June 11, 2001, Brooks appointed Joseph R. Martin to the Board. Mr. Martin is also vice chairman and a director of Fairchild Semiconductor International, Inc. (“Fairchild”), one of our customers. Accordingly, Fairchild is considered a related party for the period subsequent to June 11, 2001. Revenues from Fairchild for the years ended September 30, 2004, 2003 and 2002 were approximately $409,000, $250,000 and $616,000, respectively. The amounts due from Fairchild included in accounts receivable at September 30, 2004 and 2003 were $13,000 and $38, respectively.

      Related party transactions and amounts included in accounts receivable and revenue are on standard pricing and contractual terms and manner of settlement for products and services of similar types and at comparable volumes.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND OFFICERS

Compensation of and Contractual Arrangements With Directors

      Compensation. Effective as of January 2004, for service on the Board nonemployee directors of Brooks receive a $40,000 cash annual retainer, in addition to reimbursement of expenses reasonably incurred. Nonemployee directors who are members of the Audit, Compensation or Nominating and Governance Committees receive an additional $7,500 per year for their services on each committee. The Chairman of the Audit Committee receives an additional annual retainer of $5,000 for serving as Chair. The Lead Director receives an annual stipend of $10,000 for serving in that capacity. Directors are also paid a $1,000 board or committee meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings held on that date.

      Pursuant to Brooks’ 1993 Nonemployee Director Stock Option Plan, since 2002 each newly appointed nonemployee director was granted options to purchase 25,000 shares of the Company’s Common Stock on the date he was first elected a director and options to purchase 10,000 shares of Common Stock on July 1 of each year thereafter, for so long as he remains a director. A total of 40,000 options were granted to non-employee directors during fiscal 2003 pursuant to that plan and an additional 50,000 shares to Messrs. Allen and McGillicuddy (25,000 shares each) upon their joining the Board on October 1, 2003. The 1993 Nonemployee Director Stock Option Plan has expired. Non-employee directors now continue to receive awards under the Company’s 2000 Equity Incentive Plan on the same basis as previously awarded under the 1993 Nonemployee Director Plan. A total of 50,000 options were granted to nonemployee directors during fiscal 2004 pursuant to that plan.

      Employee directors may elect to participate in Brooks’ 1995 Employee Stock Purchase Plan.

      Indemnification Agreements. Brooks has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

      The indemnification agreements provide that Brooks will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of Brooks (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is found not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

Information On Executive Officers

      The names of the Company’s executive officers who are not directors of the Company, and certain biographical information furnished by them, are set forth below. For information about Messrs. Therrien and Grady, see “Proposal No 1 — Election of Directors — Information on Nominees” above.

Name	Age	Position with the Company

Joseph M. Bellini	44	Executive Vice President, Brooks Software Division
Jeffrey A. Cassis	51	Senior Vice President of Software Sales
Peter J. Frasso	56	Senior Vice President of Global Operations
Thomas S. Grilk	57	Senior Vice President and General Counsel
Richard C. Small	47	Vice President, Corporate Controller
Robert W. Woodbury, Jr.	48	Senior Vice President and Chief Financial Officer

      Mr. Joseph M. Bellini has served as the Executive Vice President, Brooks Software Division, since joining Brooks in March 2003. Prior to joining Brooks, Mr. Bellini was chief executive officer of eXcelon, a software company which was merged into Progress Software in December 2002. Mr. Bellini became CEO of eXcelon in September 2001 following its acquisition of C-bridge Internet Solutions, an internet company. Mr. Bellini was CEO of C-bridge Internet Solutions from 1999 until 2001. Prior to joining C-bridge, Mr. Bellini was a senior executive for four years at i2 Technologies.

      Mr. Jeffrey A. Cassis has served as Senior Vice President of Software Sales since October 2004, and previously served as Senior Vice President Global Sales and Customer Service beginning in December 2002. He served as Vice President of Factory Automation Solutions from May 2002 until December 2002. From the time the Company acquired FASTech Integration, Inc. in September 1998 until May 2002, he was Vice President of the Fab Systems Group and later, Senior Vice President of the Fab Systems Group. Prior to its acquisition by the Company, he served as Vice President of Worldwide Sales and Marketing for FASTech. Before joining FASTech, Mr. Cassis was Director of Sales and Marketing for Intellution, Inc., an industrial automation software company. From 1987 to 1989, Mr. Cassis had marketing responsibility for the industrial automation division at Analog Devices, and prior to that, product marketing management responsibility at The Foxboro Company.

      Mr. Peter Frasso has served as Senior Vice President of Global Operations since January 2003. He served as General Manager of the Fab Automation Division from May 2002 until January 2003. He joined the Company as Vice President of Business Integration in January 2002. From June 2000 until he joined Brooks, he was Executive Vice President and Managing Director of Lightpointe Communications, Inc. and for 17 years before that he was employed in various capacities at Varian, Inc., serving during the last eight years as Vice President and General Manager of the Vacuum Products Division. Mr. Frasso is currently a member of the board of directors of Lytron, Inc., a manufacturer of liquid cooling components and systems.

      Mr. Thomas S. Grilk joined the Company in November 2002 as Senior Vice President and General Counsel and was elected Secretary in September 2003. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems. Prior to that, he was Vice President for Government Affairs and Associate General Counsel of Compaq Computer Corporation following Compaq’s acquisition of Digital Equipment Corporation. Mr. Grilk was Vice President and Assistant General Counsel of Digital Equipment Corporation prior to its acquisition by Compaq. He is President and a member of the Board of Governors of the Boston Athletic Association.

      Mr. Richard C. Small has served as Vice President, Corporate Controller since joining the Company on September 15, 2003. Prior to joining Brooks, from January 1999 until March 2003 he served as Corporate Controller of Global Knowledge, Inc., a provider of IT education and enterprise training solutions.

      Mr. Robert W. Woodbury, Jr. has served as Senior Vice President and Chief Financial Officer since joining the Company in February, 2003. Prior to joining Brooks, Mr. Woodbury was Vice President and Corporate Controller since 1996 at Acterna Corporation (formerly Dynatech Corporation), a communications equipment and network technology company. In May 2003, Acterna filed a petition seeking protection under Chapter 11 of the United States Bankruptcy Code pertaining to a plan of reorganization for itself and its U.S.-based subsidiaries. Such a plan was approved in September 2003 and Acterna emerged from Chapter 11 protection in October 2003. Mr. Woodbury served as Vice President and Corporate Controller at Kollmorgen Corporation from 1992 to 1996, and as Chief Financial Officer at Kidde Fenwal from 1990 to 1992. He worked at Unitrode Corporation, a semiconductor manufacturing company, from 1980 until 1990.

Summary of Compensation of Executive Officers

      The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each of the Chief Executive Officer and the five other most highly compensated persons who were serving as executive officers of the Company as of September 30, 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation
					Long Term
					Compensation
					Awards

				Other Annual	Securities	All Other
	Year			Compensation	Underlying	Compensation
Name and Principal Position	Ended	Salary($)	Bonus($)(4)	($)(1)	Option(#)(2)	($)(3)

Robert J. Therrien,	9/30/04	613,302	564,522	39,585	120,000	9,976
Chairman and Chief	9/30/03	428,182	—	35,849	0	3,957
Executive Officer (8)	9/30/02	428,422	—	19,157	90,850	68,336
Edward C. Grady	9/30/04	350,000	530,000	—	100,000	2,322
President and Chief	9/30/03	222,115	—	223,059	200,000	1,429
Operating Officer (5) (8)
Joseph Bellini	9/30/04	295,000	227,150	—	35,000	540
Senior Vice President	9/30/03	147,500	—	—	75,000	270
Software Division (9)
Jeffrey A. Cassis	9/30/04	308,500	215,950	3,970	55,000	4,998
Senior Vice President	9/30/03	305,039	—	7,643	25,000	717
Software Sales	9/30/02	225,957	—	6,650	58,890	14,215
Peter Frasso	9/30/04	265,439	185,807	—	70,000	5,007
Senior Vice President	9/30/03	229,291	—	5,250	50,000	1,916
Global Operations (7)	9/30/02	126,778	—	6,000	25,000	553
Robert W. Woodbury, Jr.	9/30/04	272,538	190,777	—	35,000	810
Senior Vice President and	9/30/03	153,692	—	—	85,000	467
Chief Financial Officer (6)

(1)	Represents lease and insurance payments made for automobiles used by Mr. Therrien, automobile allowances paid to Mr. Cassis and Mr. Frasso and tax return preparation fees paid on behalf of Messrs. Therrien and Cassis in fiscal 2004 and 2003. In the case of Mr. Grady, this column includes an allowance for relocation from California to Massachusetts and reimbursement of actual relocation expenses in 2003. See “Contractual Arrangements with Executive Officers — Employment Agreements”.

(2)	The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments to the executive officers named in the table above during fiscal, 2004, 2003, or 2002. On October 1, 2004, the Company issued 50,000 shares of restricted stock to Mr. Grady, which are not reflected in the table. These vest in two annual installments.

(3)	In addition, “All Other Compensation” above consists of the following:

	Year Ended September 30,

	2004($)	2003($)	2002($)

Robert J. Therrien
401(k) matching contributions	—	—	—
Life insurance premiums	9,976	3,957	68,336

	9,976	3,957	68,336
Edward C. Grady
401(k) matching contributions	—	—	—
Life insurance premiums	2,322	1,429	—

	2,322	1,429	—
Joseph Bellini
401(k) matching contributions	—	—	—
Life insurance premiums	540	270	—

	540	270	—
Jeffrey A. Cassis
401(k) matching contributions	3,756	—	—
Life insurance premiums	1,242	717	14,215

	4,998	717	14,215
Peter Frasso
401(k) matching contributions	2,706	—	—
Life insurance premiums	2,301	1,916	553

	5,007	1,916	553
Robert J. Woodbury, Jr.
401(k) matching contributions	—	—	—
Life insurance premiums	810	467	—

	810	467	—

(4)	Includes bonuses based upon the results of the year ended September 30, 2004 but paid thereafter. In the case of Mr. Grady, this amounts consists of a bonus of $350,000 based upon the year ended September 30, 2004 and a deferred sign on bonus of $180,000 paid in January 2004.

(5)	Mr. Grady commenced employment with the Company on February 3, 2003.

(6)	Mr. Woodbury commenced employment with the Company on February 26, 2003.

(7)	Mr. Frasso became an executive officer on October 1, 2003.

(8)	Effective October 1, 2004, Mr. Therrien resigned as the Company’s Chief Executive Officer and Mr. Grady assumed that role. On that same date, Mr. Grady ceased maintaining the role of Chief Operating Officer.

(9)	Mr. Bellini commenced employment with the Company in March 2003.

Contractual Arrangements With Executive Officers

Employment Agreements

      Robert J. Therrien. Effective October 1, 2004, Robert J. Therrien concluded his term as the Company’s Chief Executive Officer, with Edward C. Grady assuming that role going forward. Effective December 31,

2004, Mr. Therrien retired as an employee of the Company. Pursuant to an amendment to his 2001 Employment Agreement with the Company entered into on June 1, 2004, Mr. Therrien will continue to serve as Chairman of the Board of Directors. Pursuant to that amendment Mr. Therrien remained as an employee of the Company through December 31, 2004 and was paid $37,500 for the three month period ended December 31, 2004. In addition, he entered into a Consulting Agreement with the Company extending from January 1, 2005 through September 30, 2005 and which may be renewed by mutual agreement for additional one year periods. Under that Consulting Agreement Mr. Therrien is being paid $112,500 through September 30, 2005 and would be entitled to be paid $100,000 per year for any extension of the arrangement. Under that Consulting Agreement Mr. Therrien is entitled to be reimbursed for reasonable expenses incurred in the performance of his duties, and the Company has agreed to provide him with an office and administrative assistance and the use of an automobile.

      The Company had previously entered into an employment agreement with Mr. Therrien effective October 1, 2001, which replaced a former agreement that expired on September 30, 2001. Under the 2001 agreement, Mr. Therrien would continue in his role as president and chief executive officer of the Company for four years and if Mr. Therrien identified his successor as president and chief executive officer, then Mr. Therrien would become chairman of the Board of Directors. In February 2003 Mr. Grady became president, and Mr. Therrien became chairman but continued as chief executive officer of the Company.

      Under the terms of the 2001 agreement, Mr. Therrien’s annual salary was to increase to $615,000 upon completion of the merger with PRI on May 14, 2002. The agreement also entitled Mr. Therrien to annual discretionary bonuses determined by the Compensation Committee. Mr. Therrien did not receive a bonus in 2002 or 2003 and the increase in his annual salary upon completion of the merger with PRI provided for under the 2001 agreement was not implemented until January 2004.

      The 2001 agreement provides that Mr. Therrien would receive a supplemental retirement benefit. The supplemental retirement benefit was to be equal to the product of his final adjusted salary times 1 1/2 times the number of years Mr. Therrien served the Company after October 1, 1994. For purposes of calculating the supplemental retirement benefit, the contract provides that Mr. Therrien’s annual salary will be no less than his base salary at termination or $500,000. At the time of his retirement on December 31, 2004, Mr. Therrien had slightly more than 10 years of credited service with the Company. The supplemental retirement benefit was paid in a lump sum payment of $10,147,500 on or about the third day of the January, 2005. This amount was paid substantially from proceeds available from a rabbi trust the Company previously established to fund Mr. Therrien’s supplemental retirement benefit. In determining the supplemental retirement benefit, Mr. Therrien, pursuant to the June 1, 2004 amendment to his employment agreement, was deemed to have worked through October 1, 2005 in calculating his years of service to the Company.

      In addition, Mr. Therrien participated in all employee welfare and benefit plans normally offered to other Company executives, except that he did not participate in any retirement plan other than the Company’s 401(k) plan and only received the supplemental retirement benefit. Mr. Therrien also participates in a split dollar life insurance plan for which he now pays the premiums. The Company retains a security interest in the split dollar life insurance plan equivalent to the total amount of premiums it previously paid. Mr. Therrien was also entitled to the use of an automobile during the term of his employment agreements. The agreements provided Mr. Therrien with certain severance benefits in the event of the termination of his employment for “good reason”, without “cause” or following a “change of control” all as defined in the agreement.

      Mr. Therrien’s employment agreements also contained noncompetition, nonsolicitation and confidentiality provisions. The noncompetition and nonsolicitation provisions prohibit Mr. Therrien from directly or indirectly competing with, or soliciting employees of, the Company for a period of two years following his December 31, 2004 retirement.

      Edward C. Grady. Mr. Grady was appointed Chief Executive Officer of the Company on October 1, 2004 pursuant to an Amended and Restated Employment Agreement entered into with the Company on June 1, 2004 (the “Employment Agreement”). Mr. Grady’s term as Chief Executive Officer and President under the Employment Agreement is effective until September 30, 2006, and may be extended for an additional one year term by mutual agreement, provided the Company and Mr. Grady each request such an extension.

      The Employment Agreement also provides that Mr. Grady will continue to serve as a director of the Company and that the Company will nominate him for re-election as a director each year during his employment term, in accordance with the Company’s By-laws.

      Under the terms of the Employment Agreement, Mr. Grady is entitled to many of the same basic benefits available to him under his original agreement. Mr. Grady receives an annual base salary in the amount of $350,000. In addition, Mr. Grady is eligible to receive an annual management bonus, as determined by the Company’s Compensation Committee from year to year. Mr. Grady will also be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

      In accordance with the terms of the Employment Agreement, on October 1, 2004 the Company issued Mr. Grady 50,000 shares of restricted stock that will vest in equal annual installments over two years. This issuance was made pursuant to a restricted stock agreement between the Company and Mr. Grady, effective as of October 1, 2004.

      Under the terms of the Employment Agreement, if Mr. Grady is terminated without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement) prior to a change of control of the Company, then the Company shall pay him a pro-rata portion of his then current base salary for the remaining employment term, a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period, any unpaid deferred sign-on bonus compensation to which he may be entitled, and any accrued vacation pay. In addition, all stock options and restricted stock will continue to vest in accordance with their vesting schedules, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company, and, if applicable, remain exercisable, for the remaining option term.

      If Mr. Grady resigns for good reason or is terminated without cause within one year following a change of control of the Company, then the Company shall pay him a pro-rata portion of his then current base salary for the remaining employment term, any unpaid deferred sign-on bonus compensation to which he may be entitled, and any accrued vacation pay. In addition, all stock options and restricted stock will continue to vest in accordance with their vesting schedules, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company, and, if applicable, remain exercisable, for the remaining option term.

      Mr. Grady’s Employment Agreement also contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Grady from directly or indirectly competing with, or soliciting employees of, the Company so long as he is an employee of the Company and for a period of two years thereafter.

      The Company has agreed to retain Mr. Grady as a consultant and pay Mr. Grady a consulting fee of $100,000 per year for a period of four years upon the termination of his employment with the Company under certain conditions.

      The Company entered into the original employment agreement with Mr. Grady in connection with his hiring as President and Chief Operating Officer, effective February 3, 2003. Mr. Grady’s original employment agreement was initially effective for a two-year term, which would then renew automatically for successive one-year terms.

      Under the terms of the original agreement, Mr. Grady received an annual base salary in the amount of $350,000. Mr. Grady also received $180,000 as compensation for his relocation from California to Massachusetts and reimbursement of reasonable, customary and actual moving expenses. Subject to certain termination provisions contained in the agreement, Mr. Grady received an initial deferred sign-on bonus payment in the amount of $180,000 in January 2004, and received a second deferred sign-on bonus payment in the amount of $300,000 in January 2005. The Company also agreed to appoint Mr. Grady to the Board of Directors if he continued to be employed six months after commencement of the agreement. Mr. Grady was appointed to the Board in September 2003. Under the terms of the original agreement, Mr. Grady also received an inducement option to purchase 200,000 shares of Brooks Common Stock, vesting over four years.

      Robert W. Woodbury, Jr. The Company entered into an at-will employment agreement with Robert W. Woodbury, Jr., its Senior Vice-President and Chief Financial Officer, effective February 26, 2003. Under the terms of the Agreement, Mr. Woodbury receives an annual base salary in the current amount of $290,000, which is subject to adjustment from time to time, and an annual management bonus which may range from 0% to 150% of 70% of Mr. Woodbury’s base salary. Under the agreement the Company also granted Mr. Woodbury an option to purchase up to 85,000 shares of Brooks Common Stock, vesting over four years. Mr. Woodbury will also be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

      Change In Control Arrangements. Brooks has entered into change of control agreements with certain key employees, including each of the Named Executive Officers other than Mr. Therrien, whose employment contract offers change of control benefits. The Board of Directors determined that it was in the best interests of Brooks and its stockholders to assure that Brooks have the continued dedication of these persons, notwithstanding the possibility, threat, or occurrence of a change in control of Brooks. The purpose of the agreements is to diminish the inevitable distraction for these persons caused by the personal uncertainties and risks created by a pending or threatened change of control and to encourage their full attention and dedication to Brooks currently and in the event of any threatened or pending change of control. The agreements have terms of five years and automatically renew in five-year increments unless a party to the agreement objects in writing in advance of the renewal. The agreements provide that in the event of a change of control these persons will retain their then current compensation and benefits for the lesser of one year or until terminated for cause. The agreements also provide that the position of such person upon a change of control shall be at least commensurate with the highest position held by such person prior to the change of control, after completion of a six-month transitional period. Under the agreements, if the employee is terminated other than for cause, disability or death or if the employee resigns for good reason the employee is entitled to one year of salary in a lump sum payment and the continuation of certain benefits for 18 months. For purposes of the agreements, cause means willful acts of dishonesty, repeated breaches by the employee of the agreement or the conviction of a felony involving moral turpitude. Good reason includes diminution of the responsibility or position of the employee, Brooks’ breach of the agreement or the involuntary relocation of the employee.

      Indemnification Agreements. Brooks has entered into indemnification agreements with each of its executive officers and certain key employees. The indemnification agreements provide that the Company will pay certain amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Company where the individual’s involvement is by reason of the fact that he or she is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

Compensation Plans

      Bonus Plan. The Company maintains a bonus program for employees, including executive officers, under which such employees may be awarded cash bonuses based upon the Company’s overall financial performance.

      Stock Purchase Plan. In February 1996, the Company adopted the 1995 Employee Stock Purchase Plan to provide employees of Brooks with additional incentives by permitting them to acquire an equity interest in the Company through the purchase of shares of Brooks Common Stock. In April 2004 the Company’s Stockholders authorized the issuance of an additional 750,000 shares of Brooks Common Stock pursuant to the Stock Purchase Plan. As of September 30, 2004, 1,099,803 shares of Brooks Common Stock have been purchased under the Stock Purchase Plan and 1,150,197 shares remain available for purchase. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

      Stock Option Plans. Brooks maintains a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to Brooks’ success. The plans described below are administered by the Compensation Committee of the Board of Directors. However, the Chief Executive Officer of the Company has the authority to grant options to purchase not more than 15,000 shares of the Company’s Common Stock per employee per fiscal year to employees on terms that are consistent with the 1998 Plan and the 2000 Plan described below. Under that authority, Mr. Therrien, the Chief Executive Officer until October 1, 2004, granted options to purchase an aggregate of 422,350 shares of the Company’s Common Stock in fiscal 2004.

      The following tables set forth certain information with respect to the stock options granted to and exercised by the Named Executive Officers during fiscal 2004 and the aggregate number of and value of options exercisable and unexercisable held by the Named Executive Officers during fiscal 2004.

	Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)(2)
	Options	Employees in	Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%	10%

Robert J. Therrien	120,000	5.0%	24.30	10/16/10	1,187,105	2,766,459
Edward C. Grady	100,000	4.2%	24.30	10/16/10	989,254	2,305,383
Joseph Bellini	35,000	1.5%	24.30	10/16/10	346,239	806,884
Jeffrey A. Cassis	55,000	2.3%	24.30	10/16/10	544,090	1,267,960
Peter Frasso	70,000	2.9%	24.30	10/16/10	692,478	1,613,768
Robert W. Woodbury, Jr	35,000	1.5%	24.30	10/16/10	346,239	806,884

(1)	The Company did not grant any SARS in fiscal 2004. Stock options become exercisable over a four-year period, with 6.25% vesting each quarter.

(2)	The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future prices of its Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised In-
			Underlying Unexercised		The-Money Options at
	Shares	Value	Options at 9/30/04(#)		9/30/04($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Therrien	—	—	460,507	165,274	-0-	-0-
Edward C. Grady	—	—	99,100	211,600	295,500	492,500
Joseph Bellini	18,500	200,759	16,188	75,312	37,538	182,813
Jeffrey A. Cassis	—	—	122,844	96,671	143,132	18,452
Peter Frasso	—	—	44,376	100,624	22,145	36,905
Robert W. Woodbury, Jr.	—	—	38,438	81,562	132,281	220,469

(1)	The “value realized” reflects the appreciation on the date of exercise (based on the excess of the fair market value of the Company’s Common Stock on the date of exercise over the exercise price). However, because the Named Executive Officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.

(2)	Based on the closing price of the Company’s Common Stock on September 30, 2004 on the Nasdaq National Market of $14.15 minus the respective option exercise prices.

Description Of Equity Compensation Plans

      The table below sets forth certain information as of Brooks’ fiscal year ended September 30, 2004 regarding the shares of Brooks’ Common Stock available for grant or granted under stock option plans that (i) were approved by Brooks’ stockholders, and (ii) were not approved by Brooks’ stockholders.

Equity Compensation Plan Information

	Number Of		Number Of
	Securities To Be		Securities
	Issued Upon	Weighted-Average	Remaining Available
	Exercise Of	Exercise Price Of	For Future Issuance
	Outstanding	Outstanding	Under Equity
	Options, Warrants	Options,	Compensation
Plan Category	And Rights	Warrants And Rights	Plans(1)

Equity compensation plans approved by security holders (2)	3,292,176	$26.282	3,633,773
Equity compensation plans not approved by security holders	2,417,450	$24.266	406,282

Total	5,709,626	$25.428	4,040,055

(1)	Excludes securities reflected in the first column of the table.

(2)	Includes an aggregate of 431,764 options at a weighted average exercise price of $46.817 assumed by the Company in connection with past acquisitions and business combinations.

Description of Plans Adopted By Stockholders

      1992 Combination Stock Option Plan. Under Brooks’ 1992 Combination Stock Option Plan (the “1992 Plan”), Brooks was permitted to grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, and other options which are not qualified as incentive stock options. The term of the 1992 Plan expired on May 12, 2002, and no further options may be granted under that plan. Incentive stock options could only be granted to persons who were employees of the Company at the time of grant, and could include officers and directors who were also employees. Nonqualified stock options could be granted to persons who were officers, directors or employees of or consultants or advisors to the Company, or persons who were in a position to contribute to the long-term success and growth of the Company at the time of grant. Options granted under the 1992 Plan generally vest over a period of four years. A total of 1,950,000 shares of the Company’s Common Stock were reserved for issuance under the 1992 Plan. Of these shares, options for 316,198 shares had been granted and were outstanding at September 30, 2004.

      1993 Nonemployee Director Stock Option Plan. The purpose of the 1993 Nonemployee Director Stock Option Plan (the “Directors Plan”) was to attract and retain the services of experienced and knowledgeable independent directors of Brooks for the benefit of Brooks and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders. A total of 690,000 shares of Brooks Common Stock were reserved for issuance under the Directors Plan. Of these shares, options for 225,000 shares had been granted and were outstanding at September 30, 2004. The term of the Directors Plan expired on October 1, 2003, and no further options may be granted under that plan.

      2000 Equity Incentive Plan. The purposes of the 2000 Equity Incentive Plan (the “2000 Plan”) are to attract and retain employees, independent directors, advisers and consultants and to provide an incentive for them to assist Brooks to achieve long-range performance goals and to enable them to participate in the long-term growth of Brooks. Under the 2000 Plan, Brooks may (i) grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, (ii) grant options that are not qualified as incentive stock options and (iii) issue stock appreciation rights, performance shares and restricted stock. A total of 6,000,000 shares of Brooks Common Stock have been reserved for issuance under the 2000 Plan. Of these shares, options for 2,319,214 had been granted and were outstanding and 3,633,773 shares remained available for grant as of September 30, 2004. On October 1, 2004, 50,000 shares of restricted stock were granted to its newly appointed Chief Executive Officer. See “Contractual Arrangements with Executive Officers — Employment Agreements.”

Description of Plans Not Adopted By Stockholders

      1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by the Board of Directors of Brooks in April 1998, is to attract and retain employees and provide an incentive for them to assist Brooks to achieve long-range performance goals and to enable them to participate in the long-term growth of Brooks. All Brooks’ employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to the long-term success and growth of Brooks are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Brooks’ Common Stock were reserved for issuance under the 1998 Plan. In order to align the 1998 Plan with its current practices, in January 2000, the Board of Directors amended the 1998 Plan to eliminate Brooks’ ability to award nonqualified stock options with exercise prices at less than fair market value. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited option. From February 26, 2003 through September 30, 2004, a total of 929,443 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 2,417,450 shares had been granted and were outstanding and 406,282 shares remained available for grant at September 30, 2004.

Compensation Committee Report

To The Stockholders:

      The Compensation Committee of the Board of Directors is comprised of three independent directors. As more fully described above under “Corporate Governance — Committees of the Board”, it is responsible for establishing compensation policies applicable to the Company’s directors and its executive officers, including its chief executive officer. In discharging its responsibilities, the committee consults, as necessary, with outside advisors.

Compensation Philosophy

      The Company has developed a compensation philosophy and programs designed to deliver competitive and cost-effective total compensation that enables Brooks to attract, motivate and retain a high performing workforce critical to the long-term success of the Company. The objectives supporting this philosophy have been established to provide total compensation in line with the practices of leading semiconductor equipment, software and high technology companies with which Brooks competes for business and employees, and they include the following:

•	performance based rewards tied to individual, team and company objectives resulting in excellent company performance;

•	a mixture of fixed and variable compensation programs; and

•	the provision of greater-than-competitive total compensation when warranted by performance.

      To accomplish these goals, the Company uses a combination of programs to offer a balance between short-term and long-term incentives. Components of these programs include:

•	base pay targeted at a percentage of competitive pay for similar positions within a peer group of companies;

•	a variable component based upon performance to business and financial metrics which may result in the individual receiving more or less cash compensation when compared to our peer group companies;

•	discretionary bonuses which may be utilized to recognize and reward outstanding individual performance in excess of measurable business and performance objectives;

•	long term incentive compensation to retain key talent and align the interests of executives with those of shareholders, which may include options or stock grants; and

•	deferred compensation in selected cases for key executives.

      During 2004 the committee retained the services of Pearl Meyer & Partners, the executive compensation practice of Clark Consulting, to conduct a broad review of the Company’s management personnel compensation policy. The committee determined that it will employ an annually updated compensation guide for use by management to implement overall compensation strategy established by the committee and management. The parameters set forth in that guide are targeted to achieve both the Company’s short term and long term compensation objectives.

      Pearl Meyer personnel initially conducted a market survey to identify an appropriate peer group for Brooks. Following the committee’s approval of that peer group, Pearl Meyer conducted an analysis of the Company’s cash compensation practices for its senior managers compared to the peer group and other compensation survey data, on the basis of which the committee determined that only selected adjustments were required. No adjustment was made to the base salary of the Chief Executive Officer, and an adjustment in the amount of $20,000 was made in August 2004 to the annual base salary of one executive officer. Thereafter the committee directed the Pearl Meyer firm to compare the Company’s long-term incentive compensation and retention programs with those of peer companies and with other compensation survey data. That work guides the committee in crafting the Company’s philosophy in this area, as described above, and in the implementation of long-term incentive compensation and retention programs in these areas going forward.

      In prior fiscal years, the committee retained PricewaterhouseCoopers and Mellon Human Resources & Investor Solutions to prepare executive compensation benchmarking studies of comparative companies to help assess overall executive compensation and specifically the compensation of Mr. Therrien, who was then the Company’s president and chief executive officer. The compensation consultants helped the Company to implement its compensation philosophy by:

•	comparing the compensation of the Company’s executive officers, including Mr. Therrien, to executives in comparable positions at various peer companies and other compensation survey data;

•	recommending modifications to base, bonus and equity compensation levels; and

•	recommending a comprehensive program of cash based incentives for the Company.

Base Salary

      The base salary of an executive officer is established after considering the level of his responsibility and the quality of his performance. The committee also reviews data gathered through executive compensation benchmarking studies prepared by compensation consultants. In assessing the information contained in the studies, the committee considers the size and the profitability of peer companies and the nature of their business. No particular weight is given to any factors reviewed by the committee. In setting compensation, the Company’s compensation philosophy has been to target base compensation at approximately the 50th percentile in comparison to its peer companies, and the committee has worked with its independent consultants to assure that the Company’s compensation practices are in accord with this philosophy. As a result of economic conditions and the Company’s financial performance, the annual salary of all executive officers was reduced by 12% in fiscal 2001. That reduction remained in effect throughout fiscal 2002 and fiscal 2003. During 2004 that reduction was ended and salaries were restored to pre-reduction levels, although this was done later in the year for executives than for other employees.

Bonus

      Executive officers are eligible to receive performance bonuses under the Company’s bonus plan equal to between 50% and 100% of their base salary. The bonuses are not guaranteed and are subject to the Company’s overall financial performance. Bonuses totaling $1,949,343 were paid to all executive officers in fiscal year 2004 in accordance with these standards. No bonuses were paid to any executive officers in fiscal year 2003 other than a hiring bonus to Mr. Grady of $180,000.

Equity Compensation

      Each of the executive officers and all key employees are eligible to receive grants of options under the 2000 Plan. The 2000 Plan is used to align a portion of the executive officers’ and key employees’ compensation with the stockholders’ interests and the long-term success of the Company through the use of variable compensation. In determining the number of options to be granted to each executive officer or key employee, the committee uses the results of surveys provided by independent compensation consultants such as the fiscal 2004 Pearl Meyer & Partners’ study and makes a subjective determination based on factors such as the individual’s level of responsibility, performance and number of options held by the individual. The committee gives no particular weight to any factor. During fiscal 2004, options to purchase 460,000 shares of the Company’s Common Stock were granted to persons who were executive officers at the time of grant under the 2000 Plan. The 1995 Employee Stock Purchase Plan provides all of the Company’s employees, including executive officers, with a means of purchasing the Company’s Common Stock, further aligning the interests of executive officers, employees and stockholders.

Compensation of Chief Executive Officer

Robert J. Therrien

      The Company entered into a new employment agreement with Robert J. Therrien, its chief executive officer through fiscal 2004, effective October 1, 2001. This 2001 employment agreement entitled Mr. Therrien to an increase in base salary to $615,000 upon completion of the PRI merger on May 14, 2002, with base salary subject to further annual review. Under the 2001 agreement Mr. Therrien also received consideration for discretionary bonuses, certain life insurance benefits, a supplemental retirement benefit, an automobile allowance and other employment benefits as are generally available to employees of the Company. See “Executive Compensation and Other Matters — Employment Contracts” for additional details.

      In determining to enter into the 2001 employment agreement with Mr. Therrien, the Compensation Committee held a number of meetings and considered several factors. The committee gave no particular weight to any one factor. The committee retained the services of two compensation consultants. Each consultant reviewed the proposed terms and conditions of the employment agreement in light of market conditions existing for the president and chief executive officer of a publicly traded technology company and prepared studies evaluating and analyzing:

•	compensation programs of peer companies;

•	change of control, severance and benefit programs and other contractual arrangements for peers; and

•	the terms and conditions of the new employment agreement in comparison to Mr. Therrien’s original employment agreement which expired on September 30, 2001.

      In entering into the 2001 employment agreement, the committee also considered and evaluated Mr. Therrien’s leadership ability and his contributions over the previous several years in:

•	leading the Company to substantial organic growth;

•	financing the Company;

•	growing the Company through several strategic acquisitions;

•	successfully integrating several acquired companies into the Company; and

•	managing the expansion of the Company’s product offerings and market share.

      As a result of economic conditions and the Company’s financial performance, Mr. Therrien’s salary increase to $615,000 provided for under the terms of the 2001 employment contract was not implemented at that time or during fiscal year 2003. Mr. Therrien received an annual bonus of $564,522 in the 2004 fiscal year.

      Mr. Therrien’s employment agreement was amended as of June 1, 2004 as described above under “Executive Compensation and Other Matters — Employment Contracts.” That amendment was negotiated and concluded under the committee’s guidance and direction, with the assistance of a compensation consultant.

Edward C. Grady

      Mr. Grady’s amended employment agreement was negotiated and concluded under the committee’s guidance and direction, with the assistance of a compensation consultant. The terms of Mr. Grady’s amended employment agreement are described under “Executive Compensation and Other Matters — Employment Contracts.”

Policy on Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of nonperformance based compensation in excess of $1 million in any year paid to the chief executive officer and the next four highest paid executive officers. It is the Company’s general policy to comply with Section 162(m) and ensure that all compensation paid to the chief executive officer and the next four highest paid executives is deductible.

      Respectfully Submitted.

Compensation Committee:

Roger D. Emerick, Chairman
Amin J. Khoury
A. Clinton Allen

Performance Graph

      The following graph compares the change in Brooks’ cumulative total stockholder return for the last five fiscal years with the cumulative total return on the CRSP Index for the NYSE/AMEX/Nasdaq Stock Market (U.S. Companies) and the CRSP Index for NYSE/AMEX/Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, for that period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03	9/30/04

Brooks Automation, Inc.	$100.00	$188.60	$151.40	$65.20	$119.00	$80.60

NYSE/AMEX Nasdaq Stock Market (U.S. Companies)	$100.00	$118.40	$84.00	$69.60	$88.10	$100.80

NYSE/AMEX Nasdaq Stocks (SIC 3550- 3559 — U.S. Companies) Special Industries Machinery, Except Metalworking Machinery	$100.00	$148.80	$73.20	$55.90	$91.00	$81.20

      Assumes $100 invested on September 30, 1999, the last trading day of fiscal 1999, in the Common Stock, the CRSP Index for the NYSE/AMEX/Nasdaq Stock Market (U.S. Companies) and the CRSP Index for NYSE/AMEX/Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, and the reinvestment of all dividends.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Brooks’ executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2004, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended September 30, 2004.

Standards of Conduct

      Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, the Company has adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of the Company’s financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If the Company makes any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, the Company is obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

      The Company anticipates that the 2006 annual meeting will be held in February 2006. Proposals which stockholders intend to present at the Company’s 2006 annual meeting of stockholders and wish to have included in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than September 12, 2005. If a proponent fails to notify the Company by November 26, 2005 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company’s 2006 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

      Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at the Company’s 2006 annual meeting of stockholders by submitting the name and qualifications of such person(s) to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at the Company’s principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than September 12, 2005. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of the Company’s Common Stock for at least one year.

Material Not Incorporated by Reference

      To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” “Compensation Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

      Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 as filed with the SEC are being mailed to the Company’s stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

      IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO (A) FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, (B) VOTE VIA THE INTERNET, OR (C) VOTE VIA TELEPHONE.

APPENDIX A

AUDIT COMMITTEE CHARTER

I.	PURPOSE

      The primary functions of the Audit Committee (the “Committee”) are to assist the Board of Directors in monitoring (i) the Company’s financial reporting process, accounting functions and internal controls and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company’s registered public accounting firm.

      The term “registered public accounting firm” as used herein (i) initially shall mean the independent accounting firm serving as the Company’s auditors and (ii) after the October 22, 2003 mandatory date for registration with the Public Company Accounting Oversight Board (the “Accounting Board”) under Section 102 of the Sarbanes-Oxley Act of 2002, shall mean the public accounting firm registered with the Accounting Board which performs the auditing function for the Company.

      Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. It is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Company management, and subject to audit by the Company’s registered public accounting firm.

II.	COMPOSITION AND INDEPENDENCE

      The Committee shall consist of three or more directors of the Company. The members on the Committee shall meet the independence and other qualification requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations thereunder and the applicable rules of the stock exchange or stock market on which the Company’s securities are traded or quoted, subject to any permitted exceptions thereunder. At least one of the Committee members must satisfy the financial sophistication requirements of the listing standards of the NASD, and the Committee shall use diligent efforts to assure that at least one member qualifies as an audit committee financial expert, as defined by rules of the Securities and Exchange Commission (“SEC”).

      Committee members, including the chairperson, shall be elected by the Board at the annual meeting of the Board of Directors. Members shall serve until their successors shall be duly elected and qualified.

III.	MEETINGS AND PROCEDURES

      The Audit Committee shall meet at least four times per year, or more frequently as circumstances require. The Committee may request that members of management, the Internal Audit Department, representatives of the registered public accounting firm and others attend meetings and provide pertinent information, as necessary. In order to foster open communications, the Committee shall meet at such times as it deems appropriate or as otherwise required by applicable law, rules or regulations in separate executive sessions to discuss any matters that the Committee believes should be discussed privately.

      Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the Board under the Company’s By-laws, unless otherwise stated by resolution of the Board of Directors.

IV.	RESPONSIBILITIES AND DUTIES

A.	General Matters

1.	The Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, retention (including termination) and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) engaged for the purpose of preparing or issuing its audit report or related work. The registered public accounting firm shall report directly to and be accountable to the Committee.

2.	To the extent required by applicable law, rules and regulations, the Committee shall pre-approve all auditing services and non-audit services (including the fees and terms thereof) permitted to be provided by the Company’s registered public accounting firm contemporaneously with the audit, subject to certain de minimus exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which shall be approved by the Committee prior to the completion of the audit.

3.	The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Committee shall determine the extent of funding necessary for payment of (i) compensation to the registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any independent counsel and other advisers retained to advise the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.	The Committee may form subcommittees consisting of one or more members and delegate to such subcommittees authority to perform specific functions, including without limitation pre-approval of audit and non-audit services, to the extent permitted by applicable law, rules and regulations.

B.	Oversight of the Company’s Relationship with the Auditors

With respect to any registered public accounting firm that proposes to perform audit services for the Company, the Committee shall:

1.	On an annual basis, review and discuss all relationships the registered public accounting firm has with the Company in order to consider and evaluate the registered public accounting firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) ensure that the registered public accounting firm submits to the Committee a formal written statement (consistent with the Accounting Board independence standards as then in effect) delineating all relationships and services that may impact the objectivity and independence of the registered public accounting firm; (ii) discuss with the registered public accounting firm any disclosed relationship, services or fees (audit and non-audit related) that may impact the objectivity and independence of the registered public accounting firm; (iii) review the registered public accounting firm’s statement of the fees billed for audit and non-audit related services, which statement shall specifically identify those fees required to be disclosed in the Company’s annual proxy statement; and (iv) satisfy itself as to the registered public accounting firm’s independence.

2.	Ensure the rotation of the lead (or coordinating) audit partner and other significant audit partners as required by applicable law, rules and regulations.

3.	On an annual basis, confirm that the registered public accounting firm is not disqualified from performing any audit service for the Company by virtue of the fact that any of the Company’s chief executive officer, chief financial officer, controller, chief accounting officer (or a person serving in an equivalent position) was employed by that registered public accounting firm and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit of the current year’s financial statements.

4.	Establish with the registered public accounting firm the scope and plan of the work to be performed by the registered public accounting firm as part of the audit for the fiscal year.

C.	Financial Statements and Disclosure Matters

With respect to the Company’s financial statements and other disclosure matters, the Committee shall:

1.	Review and discuss with management and the registered public accounting firm the Company’s quarterly financial statements.

2.	Review and discuss with management and the registered public accounting firm the Company’s annual audited financial statements and the report of the registered public accounting firm thereon.

3.	Review and discuss with management the policies and practices with respect to (i) the use of non-GAAP financial measures (as defined in SEC rules) included in any periodic or other reports filed with the SEC, (ii) the use of non-GAAP financial measures in any public release of material information, whether by press release, analysts call or otherwise, and (iii) the reconciliation of non-GAAP financial measures with the most directly comparable GAAP financial measures and other disclosures relating to non-GAAP financial measures required under SEC rules.

4.	Review and discuss all material correcting adjustments identified by the registered public accounting firm in accordance with generally accepted accounting principles and SEC rules and regulations which are reflected in each annual and quarterly report that contains financial statements and that are required to be prepared in accordance with (or reconciled to) generally accepted accounting principles under Section 13(a) of the Exchange Act and filed with the SEC.

5.	Review and discuss all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons that have or are reasonably likely to have a current or future effect on financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, which are required to be disclosed in response to Item 303, Management’s Discussion and Analysis of Financial Condition and Results of Operation, of Regulation S-K.

6.	Discuss with management and the registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any judgments about the quality, appropriateness and acceptability of the Company’s accounting principles, significant changes in the Company’s selection or application of accounting principles and any other significant changes to the Company’s accounting principles and financial disclosure practices which are suggested by the registered public accounting firm or management or the Internal Audit Department.

7.	Review with management, the registered public accounting firm, the Internal Audit Department and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities with relevant jurisdiction.

8.	The review and discussions hereunder with respect to audits performed by the registered public accounting firm shall include the matters required to be discussed by the Accounting Board auditing standards then in effect. These matters would include the auditor’s responsibility under generally accepted auditing standards, the Company’s significant accounting policies, management’s judgments and accounting estimates, significant audit adjustments, the auditor’s responsibility for information in documents containing audited financial statements (e.g., MD&A), disagreements with management, consultation by management with other accountants, major issues discussed with management prior to retention of the auditor and any difficulties encountered in the course of the audit work.

9.	Receive and review all other reports required under the Exchange Act to be provided to the Committee by the registered public accounting firm including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm, and (iii) all other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

10.	Following completion of its review of the annual audited financial statements, recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements and the report of the registered public accounting firm thereon be included in the Company’s annual report on Form 10-K filed with the SEC.

11.	Prepare the Audit Committee report required by the SEC to be included in the Company’s annual proxy statement and any other Committee reports required by applicable laws, rules and regulations.

D.	Internal Audit Function, Disclosure Controls and Internal Controls

With respect to the Company’s internal audit function, disclosure controls and internal controls and procedures for financial reporting:

1.	In consultation with management and the registered public accounting firm and the Internal Audit Department, (i) review and assess the adequacy of the Company’s internal controls and procedures for financial reporting and the procedures designed to ensure compliance with applicable laws, rules and regulations and (ii) discuss the responsibilities, budget and staffing needs of the Internal Audit Department.

2.	If and when applicable, review management’s report on internal controls and procedures for financial reporting purposes required to be included in the Company’s Annual Report of Form 10-K.

3.	If and when applicable, review the registered public accounting firm’s attestation to management’s report included in the Annual Report on Form 10-K evaluating the Company’s internal controls and procedures for financial reporting.

4.	Review and discuss any disclosures made by the Company’s CEO and CFO to the Committee (as a result of their evaluation as of the end of each fiscal quarter of the Company’s effectiveness of the disclosure controls and procedures and its internal controls and procedures for financial reporting) related to (i) any significant deficiencies in the design or operation of internal controls and any material weaknesses in the Company’s internal controls, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting.

5.	Establish and review procedures within the time period required by applicable law, rules and regulations for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Review, based upon the recommendation of the registered public accounting firm and the head of the Internal Audit Department, the scope and plan of the work to be performed by the Internal Audit Department.

7.	After separate consultation with management and the registered public accounting firm then serving as auditor, review the appointment of the head of the Internal Audit Department.

8.	Review on an annual basis the performance of the Internal Audit Department.

E.	Other Miscellaneous Matters

The Committee shall also have responsibility to:

1.	Review and approve all related-party transactions, unless otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

2.	If required by applicable law, rules or regulations, review and approve (i) the adoption of and any change or waiver in the Company’s code of business conduct and ethics for directors, senior financial officers (including the principal executive officer, the principal financial officer, principal accounting officer, controller, or persons performing similar functions) or employees, and (ii) any disclosure made in the manner permitted by SEC rules which is required to be made regarding such change or waiver, unless these duties are otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

3.	Review and discuss with management and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

4.	Review with management and the registered public accounting firm the sufficiency in number and the quality of financial and accounting personnel of the Company.

5.	Review and reassess the adequacy of this Charter annually and recommend to the Board any changes or amendments the Committee deems appropriate.

6.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

BPA - PA - 05

BROOKS AUTOMATION, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/brks

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBRK41

☒	Please mark votes as in this example.

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected.

Nominees:	(01) Robert J. Therrien, (02) Roger D. Emerick, (03) Amin J. Khoury, (04) Joseph R. Martin, (05) Edward C. Grady, (06) A. Clinton Allen (07) John K. McGillicuddy

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

2.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

(Signatures should be the same as the name printed hereon. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their titles when signing.)

Signature:	Date:	Signature:	Date:

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBRK42

PROXY

BROOKS AUTOMATION, INC.

The undersigned hereby appoints Robert J. Therrien and Thomas S. Grilk, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2005 Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on Thursday, February 17, 2005, at 10 a.m., local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Meeting. All previous proxies are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE